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SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
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Date of  Report (Date of earliest event reported):
February 12, 2001
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LITTLEFIELD CORPORATION.
(exact name of registrant as specified in its charter)
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Delaware
(State or other jurisdiction of incorporation)
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1-13530
(Commission File Number)
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74-2723809
(I.R.S. Employer Identification No.)
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816 Congress Avenue, Suite 1250, Austin, Texas 78701
(Address of principal executive offices)  (Zip Code)
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Registrant's telephone number, including area code: (512) 476-5141
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(Former name or former address,if changed since last report.)
Not Applicable
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Item 5.      Other Events.

On February 12, 2001, a judgment was issued against the Company by the South Carolina Court of Common Pleas, Charleston County, in the amount of $157,000 in actual damages, and $1,570,000 in punitive damages. This was in regard to an ongoing lawsuit reported in earlier SEC filings by the Company, specifically Collins Entertainment Corp. v. Coats and Coats Renal Amusement, d/b/a/ Ponderosa Bingo and Shipwatch Bingo, Wayne Coats, individually, and American Bingo and Gaming Corp; American Bingo and Gaming Corp. v. Coats and Coats Rental Amusement, d/b/a Ponderosa Bingo and Shipwatch Bingo, Wayne Coats, individually, Civil Action No. 97-CP-10-4685. The Company plans to appeal this decision with the South Carolina appellate court. The total amount of the award will be accrued for in the December 31, 2000 financial statements.



Item 7.      Exhibits.

Exhibit 1:  Press Release dated February 24, 2001.

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PRESS RELEASE
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Littlefield Corporation Announces the Outcome of Lawsuit
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February 14, 2001
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AUSTIN, Texas, Feb. 14 /PRNewswire/ -- Littlefield Corporation (Nasdaq: LTFD)
announces the judgment rendered in the lawsuit titled Collins Entertainment Corporation (Plaintiff) vs. American Bingo Gaming Corporation, et al (Defendants).

The Judge of the Charleston-County Master in Equity in the Court of Common Pleas, Ninth Judicial Circuit, rendered his judgment in favor of the plaintiffs and ordered:

``That the plaintiff have judgment against American Bingo and Gaming Corp. in the amount of $157,449.66 actual damages and $1,569,013 punitive damages, for a total judgment against American Bingo and Gaming Corp. in the amount of $1,726,462.66, for its tortious interference with Collins' contract.''

The events that gave rise to the lawsuit transpired during the period 1996-98 and did not involve the current Management of Littlefield Corporation. The Company had previously reserved funds adequate to reflect its estimate of the actual damages that were awarded but had not anticipated the award of punitive damages. The Company will make further reserves in the future upon consultation with its auditors.

The Company has authorized its lawyers to file a Motion to Alter and Amend, a legal action that must be initiated within ten (10) days of the Judge's order and which seeks to petition the Court to alter or amend its award or magnitude of punitive damages. The Company and its lawyers believe that ample justification exists for this Motion.

The Company has also authorized its lawyers to file a Notice of Appeal with the South Carolina Court of Appeals to appeal the award and magnitude of the punitive damages. The Company and its lawyers believe that ample justification exists for this appeal. This Notice of Appeal must be filed within thirty (30) days of the Judge's final order on the Motion to Alter and Amend. Appellate briefs will be required by the Court of Appeals within approximately sixty (60) days of the receipt of the Notice of Appeal. It should be anticipated that a final judgment will be ordered by the Court of Appeals within 9-12 months of the receipt of appellate briefs and subsequent oral argument, if any.

If the Company should decide to appeal further upon the final action of the South Carolina Court of Appeals, the Company may petition the South Carolina State Supreme Court for a hearing which may deny the request in its absolute authority. The Company and its lawyers are studying avenues for appeal to the Federal Courts should the State Courts be unwilling to grant the appellate relief desired.

Jeffrey L Minch, President of Littlefield Corporation, had the following comments:

``It is usually imprudent to comment publicly upon matters in litigation but it should be obvious to all observers that the tortious interference allegedly committed by the Company's former management is not an action that the current Management would ever contemplate. The Company cannot in good conscience defend these actions but we will prudently, diligently and in a gentlemanly manner appeal the matter including the imposition of punitive damages.

``I attended the trial in Charleston and was most uncomfortable sitting in a Courtroom hearing the story of this case unfold. It was embarrassing to me personally and is a saga that will never be repeated as long as I am President. Our lawyers did an excellent job in defending the case.

``I feel strongly that the imposition of punitive damages in this case punishes the wrong party. The wrongdoers have long since exited the Company. We will vigorously appeal the imposition of punitive damages and make the case at the appropriate appellate levels that the award and magnitude of punitive damages is not logically imposed upon the Company as it is currently constituted. Whether this logic has merit will be decided by the appropriate appellate courts.

``It is difficult in situations like this to restrain one's natural competitive nature and to become confused as to our responsibility to ensure that right triumphs over wrong. Pending the appeal, I will recommend to the Board the immediate payment into the Office of the Clerk of the Court of Charleston County of the actual damages awarded in order that statutory interest will not accrue. We do not feel that we have any liability in this matter; but, if at all, it does not exceed the trial Judge's decision as to actual damages. I am comfortable that the decision to appeal is not inconsistent with this moral logic.

``While this is an unwelcome surprise, all other elements of our business continue to proceed according to plan. We will look back on this matter from years in the future and know that we did the right thing.''


     For Additional Information:

     Risa Feit
     Manager of Marketing/Communications
     512-476-5141 PH
     512-476-5680 FX
     refeit@littlefield.com